EXHIBIT 10.1
BKF CAPITAL GROUP, INC.
One Rockefeller Plaza
New York, New York 10020
November 12, 2007
Mr. Marvin Olshan
Park Avenue Tower
65 East 55th Street, 3rd Floor
New York, NY 10022
Dear Marvin:
     On behalf of BKF Capital Group, Inc. (“Company”), I am pleased to extend you a formal offer to serve as our Chairman of the Board on the following terms:
     1. You shall serve as the Company’s Chairman of the Board and will be responsible for working with the board of directors of the Company in formulating and updating from time to time the Company’s business plan and strategies, assisting the Company in capital raising activities, providing general guidance with respect to the Company’s operations and participating in key meetings with sources of capital, strategic partners and distributors. You will not be required to devote your full business time to the Company, but you shall diligently address your obligations hereunder and shall not engage in any other business that is competitive with the Company. As Chairman of the Board, you shall be nominated to the board of directors of the Company. You shall work cooperatively with the Company’s Chief Executive Officer and the Company’s board.
     2. You shall be paid a base annual salary of $150,000 paid in equal installments in accordance with the Company’s normal payroll.
     3. On November 12, 2007, the board of directors of the Company has granted you options to purchase an aggregate of 100,000 shares of its common stock. The options will be evidenced by a stock option agreement to be executed by you and the Company as soon as practicable after the date hereof. The options shall be immediately vested and exercisable and shall remain exercisable through the tenth anniversary of the date hereof. The exercise price per share of the options shall be equal to the market price of a share of the Company’s common stock as of the close of trading on November 12, 2007. In addition, existing options held by you to purchase 100,000 shares of Company common stock shall be immediately vested and exercisable for the same ten year period as those options granted on the date hereof.
     4. Upon the consummation of a material acquisition or other strategic transaction by the Company, you shall be eligible for a bonus and in an amount in accordance with parameters to be reasonably determined by the compensation committee of the Company.
     5. Your term of employment hereunder shall be two years commencing January 1, 2008; provided however, that such employment may be terminated earlier as follows:

CONFIDENTIAL
     (i) by the Company for “Cause.” “Cause” shall mean (i) your failure to diligently carry out any duty reasonably requested by the board of directors that is commensurate with your title as Chairman of the Board, (ii) your breach of this Agreement, (iii) your breach of the Confidentiality and Assignment of Creative Works Agreement (defined below), (iii) any indictment for any (a) felony or (b) misdemeanor involving a question of moral turpitude, (iv) your engagement with any activity that is competitive with the interests of the Company or (v) any act of gross negligence or willful misconduct that would reasonable be likely to cause harm to the Company; provided, however, that in the cases of clauses (i) and (ii), above, no “cause” shall be deemed to exist until the board of directors has given you written notice of such failure or breach and you have failed to cure same within 10 days of your receipt of such notice; and
     (ii) by either you or the Company after one year, with 90 days written notice.
     6. You represent and warrant to the Company that
     (i) you have the right to provide services to the Company and you are not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent you from performing you duties and obligations hereunder; and
     (ii) you have not retained and will not retain original records or copies thereof of any proprietary information of your former employer.
You agree to indemnify the Company against any loss, liability, claim, damage and expense (including but not limited to reasonable attorney’s fees) to which the Company may be subject in any action brought by any present or former employer arising out of or relating to a breach or alleged breach by you of any of your representations or warranties set forth above by your present employer.
     7. You shall be entitled to participate in all of the employee benefit plans provided by the Company, if any.
     Please indicate by your signature below your agreement with the terms set forth above. In closing, I want to reiterate how excited we are to have you join us at such a significant time in the development of the Company and look forward to your important contributions to our success.

Sincerely,

BKF CAPITAL GROUP, INC.		AGREED AND ACCEPTED
AS OF THE DATE WRITTEN ABOVE:

By:	/s/ Harvey Bazaar	/s/ Marvin Olshan

	Harvey Bazaar	Marvin Olshan
Chief Executive Officer

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